Exhibit 99.2

POST APARTMENT HOMES, L.P.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DISTRIBUTIONS

(Dollars in thousands)

	Nine Months Ended Sept 30, 2012
			Year Ended December 31,
			2011		2010		2009		2008	2007
Earnings:
Income (loss) from continuing operations	$65,357		$25,595		$(6,991)		$(95,727)		$(96,147)	$107,049
Equity in loss (income) of unconsolidated entities	(7,416)		(1,001)		(18,739)		74,447		(1,224)	(1,556)

Income (loss) from continuing operations before equity in loss (income) of unconsolidated entities	57,941		24,594		(25,730)		(21,280)		(97,371)	105,493

Add:
Distribution of income from investments in unconsolidated entities	2,436		1,744		1,076		1,677		2,650	2,554
Fixed charges	41,305		63,025		65,443		69,569		69,774	69,854

Deduct:
Capitalized interest	(4,414)		(3,000)		(6,927)		(12,259)		(12,406)	(11,801)
Minority interest in income of consolidated property partnerships not incurring fixed charges	—		—		(95)		—		(130)	(1,603)

Total Earnings ( A )	$97,268		$86,363		$33,767		$37,707		$(37,483)	$164,497

Fixed charges and preferred distributions:

Interest expense (1)	$34,564		$56,791		$54,613		$53,154		$52,779	$53,633
Amortization of deferred financing costs	2,026		2,797		2,987		3,079		3,473	3,297
Capitalized interest	4,414		3,000		6,927		12,259		12,406	11,801
Rentals (2)	301		437		916		1,077		1,116	1,123

Total Fixed Charges ( B )	$41,305		$63,025		$65,443		$69,569		$69,774	$69,854

Preferred distributions, including redemption costs	2,766		6,212		7,547		7,637		7,637	7,637

Total Fixed Charges and Preferred Distributions ( C )	$44,071		$69,237		$72,990		$77,206		$77,411	$77,491

Ratio of Earnings to Fixed Charges ( A / B )	2.4	x	1.4	x	0.5	x (3)	0.5	x (3)	N/A (3)	2.4	x

Ratio of Earnings to Fixed Charges and Preferred Distributions ( A / C )	2.2	x	1.2	x	0.5	x (3)	0.5	x (3)	N/A (3)	2.1	x

(1)	Interest expense includes interest expense of continuing and discontinued operations.
(2)	For the nine months ended September 30, 2012 and for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, the interest factor of rental expense is calculated as one-third of rental expense. Post Apartment Homes, L.P. believes these represent appropriate interest factors.
(3)	Post Apartment Homes, L.P. would need additional earnings of $31,676, $31,862 and $107,257 for the years ended December 31, 2010, 2009 and 2008, respectively, for the Ratio of Earnings to Fixed Charges to equal 1.0. Post Apartment Homes, L.P. would need additional earnings of $39,223, $39,499 and $114,894 for the years ended December 31, 2010, 2009 and 2008, respectively, for the Ratio of Earnings to Fixed Charges and Preferred Distributions to equal 1.0.